EXHIBIT 4(kkk)

      Amendment to the Commitment Letter by and among Nomura Securities International, Inc., Nomura Asset Capital Corporation and CRIIMI MAE Inc.







                                    AMENDMENT

     This amendment is dated as of December 1, 1995. Reference is made to (i) the Commitment Letter dated as of April 30, 1993 (the "April Commitment Letter") by and among Nomura Securities International, Inc. ("NSI"), Nomura Asset Capital Corporation ("NACC") and CRI Insured Mortgage Association, Inc. (now known as CRIIMI MAE INC.) ("CRIIMI MAE"), as amended and (ii) the Commitment Letter dated as of October 27, 1993 (the "October Commitment Letter" and together with the April Commitment Letter, the "Commitment Letters") by and among NSI, NACC, and CRIIMI MAE, as amended and (iii) each of the Committed Repurchase Agreements subject to the Commitment Letters, as amended. Terms not otherwise defined herein shall have the meanings set forth in the Commitment Letters.

1. Upon payment by CRIIMI MAE to NSI no later 5:00 p.m. December 15, 1995 of a Repurchase Price of $91,317,645.65 and a Break Fee of $268,675.00 (an aggregate of $91,586,320.65).

2. The definition of "Minimum Balance" in the April and October Commitment Letters shall be amended to mean the outstanding Repurchase Price of the Purchased Securities (as defined in the GNMA Facility) on the close of business on December 15, 1995. On the payment of the amounts determined in paragraph I, the definition of "Minimum Balance" in the April and October Commitment Letters shall be reduced to zero on the close of business on the date of the closing of the transaction described in paragraph 1. NSI's commitment to purchase GNMA Securities shall then be terminated.

3. Except as amended herein, all other terms and conditions of the Commitment Letters and the Facility Agreements, including amendments thereto, shall be terminated.

     IN WITNESS WHEREOF, the parties hereto execute this amendment to the Commitment Letters.

CRIIMI MAE Inc.             Nomura Securities International, Inc.


By:/s/ Jay R. Cohen         By:/s/ Raymond J. Knox
   ------------------          ----------------------
   Jay R. Cohen                Raymond J. Knox
   Executive Vice                Managing Director
     President

                         Nomura Asset Capital Corporation


                         By:/s/ Raymond J. Knox
                            --------------------------
                            Raymond J. Knox